Exhibit 8.2

Consent of Grandall Law Firm (Shanghai)

July 2, 2015

LDK Solar CO., Ltd.

Hi-Tech Industrial Park

Xingyu City

Jiangxi Province 338032

People’s Republic of China

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC” and, for the sole purpose of this opinion, not including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion on the laws of the PRC.

We are acting as legal counsel with respect to the laws of the PRC for LDK Solar CO., Ltd., a company organized under the laws of the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-3, including the Company’s annual report on Form 20-F for the year ended December 31, 2014 incorporated therein by reference (together, the “Registration Statement”), filed by the Company on the date hereof under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) for the registration by the Company of (a) 5.535% Convertible Senior Notes due 2016 (the “2016 Notes”), (b) 5.535% Convertible Senior Notes due 2018 (the “2018 Notes”) and (c) ordinary shares with a par value of US$0.10 per share of the Company (“Ordinary Shares”), to be represented by American depositary shares (“ADSs”) for sale pursuant to the prospectus (the “Prospectus”) included in the Registration Statement. The 2016 Notes and 2018 Notes are constituted by their respective indentures, each dated December 10, 2014 (the “2016 Indenture” and the “2018 Indenture,” respectively, and the “Indentures” collectively) by and between the Company as issuer and The Bank of New York Mellon, London Branch, as trustee thereunder, among other parties, and are each convertible into Ordinary Shares in accordance with the terms of their governing Indentures.

In rendering the opinions hereunder, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents, corporate records, certificates, governmental approvals, and other instruments as we have considered necessary or appropriate as a basis for the opinions set forth herein, including the following:

•	the Registration Statement filed with the Commission on the date hereof, as amended;

•	the Prospectus contained in the Registration Statement;

•	the executed global certificate representing the 2016 Notes;

•	the executed global certificate representing the 2018 Notes;

•	the executed 2016 Indenture; and

•	the executed 2018 Indenture.

For the purpose of providing this opinion, we have assumed: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals; (ii) the conformity to originals of all documents submitted to us as certified or reproduced copies; (iii) that all factual statements made in all documents are correct in all material respects; and (iv) that all parties to the documents have full power and authority to enter into, and have duly executed and delivered, such documents. To our best knowledge after due inquiry, the Company has disclosed to us all material facts relevant to this opinion. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agencies and appropriate representatives of the Company and/or other relevant entities and/or upon representations, made in or pursuant to the documents we have reviewed.

Based on the foregoing, we are of the opinion that the statements set forth in the Registration Statement under the caption “Taxation — People’s Republic of China Taxation,” insofar as they purport to constitute matters of PRC tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

This opinion is rendered on the basis of the PRC laws effective as at the date hereof, and further, there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may become effective immediately on promulgation.

This opinion is intended to be used in the context specifically referred to herein and each section should be viewed as a part of the whole and no part should be extracted and referred to independently. This opinion is solely for the benefit of the persons to whom it is addressed in connection with the above-described transaction. Notwithstanding anything to the contrary contained herein, the special United States counsel to the Company may rely on the above opinions as if such opinions were addressed to them. It may not be furnished to or relied upon by anyone else or used for any other purpose.

This opinion is based on the files and documents provided by the Company and stated merely according to the facts which have occurred before the issuing date of this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, as may be amended or supplemented from time to time, and to (i) the use of our name under the captions “Taxation — People’s Republic of China Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement, (ii) the use of our name in documents incorporated by reference in the Registration Statement, and (iii) the references to us under the caption “Experts” in the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time.

Our offices are located at 23-25/F, Garden Square, 968 West Beijing Road, Shanghai 200041, People’s Republic of China.

Sincerely yours,

/seal/ Grandall Law Firm (Shanghai)

Grandall Law Firm (Shanghai)

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